EXHIBIT 99.3

PROXY	SOUTHERN MICHIGAN BANCORP, INC. 51 West Pearl Street Coldwater, Michigan 49036 Annual Meeting of Shareholders - May 13, 2010	PROXY

          The undersigned shareholder appoints Danice L. Chartrand and David A. Clow, Jr., or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters that come before, and on all matters incident to the conduct of, the annual meeting of shareholders of Southern Michigan Bancorp, Inc. referred to above or any adjournment of that meeting.

          This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy as directors and for ratification of the selection of Clifton Gunderson LLP as independent auditors for 2010. The shares represented by this proxy will be voted in the discretion of the proxies on any other matter that may come before the meeting or on any matter incident to the conduct of the meeting.
1.	Election of Directors.		Nominees:

	[ ] [ ]	FOR all nominees listed (except as indicated below) WITHHOLD AUTHORITY to vote for all nominees listed	John S. Carton H. Kenneth Cole Gary Hart Haberl Brian P. McConnell Kurt G. Miller

(To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

Your Board of Directors recommends that you vote FOR all nominees.
2.	Ratification of Clifton Gunderson LLP as Independent Auditors for 2010.

	[ ] [ ] [ ]	VOTE FOR VOTE AGAINST ABSTAIN

Your Board of Directors recommends that you vote FOR this proposal.

IMPORTANT! PLEASE DATE AND SIGN.

Date _____________________, 2010	Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature X

Signature X